EXHIBIT 3(b)
          Form of Agreement between Phoenix Equity Planning Corporation with respect to the sale of Contracts

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[Phoenix Home Life logo]                         Broker-Dealer Variable Contract
                                               Supervisory and Service Agreement

Phoenix Equity Planning Corporation ("PEPCO"), the master servicer and distributor for the Contracts hereunder described and the undersigned broker-dealer (the "Broker-Dealer"), enter into this Agreement as of the date indicated, for the purpose of appointing the Broker-Dealer to perform the services hereunder described, subject to the following provisions:

1. Except as provided below, PEPCO hereby appoints the Broker-Dealer to provide sales assistance with respect to, and to cause applications to be solicited for the purchase of variable annuity contracts and/or variable life policies issued by Phoenix Home Life Mutual Insurance Company and/or PHL Variable Insurance Company (the "Insurer") through Separate Accounts including the Phoenix Home Life Variable Accumulation Account, Phoenix Home Life Variable Universal Life Account and PHL Variable Accumulation Account and listed on Schedules A and B. Broker-Dealer accepts such appointment and agrees to use its best efforts to provide sales assistance to producers of the Insurer and to cause applications for the purchase of Contracts to be solicited by such producers. Broker-Dealer agrees to pay a commission to such producers.

2. The Broker-Dealer will promptly forward to the appropriate office of Phoenix Home Life, or its authorized designee, all Contract applications along with other documents, if any, and any payments received with such applications and will have no rights of set off for any reason. Any Contract application which is rejected, together with any payment made and other documents submitted, shall be returned to the Broker-Dealer.

3. PEPCO shall pay the Broker-Dealer service payments relating to applications submitted by Broker-Dealer. The amount to be paid by PEPCO is specified on Schedule A or B of this Agreement. The Broker-Dealer agrees to return promptly to PEPCO, all compensation received for any Contract returned within the "free look" period as specified in the Contract.

4. The Broker-Dealer represents that it is a registered broker-dealer under the Securities Exchange Act of 1934, a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), and is registered as a broker-dealer under state law to the extent required in order to provide the services described in this Agreement. Broker-Dealer agrees to abide by all rules and regulations of the NASD, including its Rules of Fair Practice, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Contracts, including the prospectus delivery requirements under the Securities Act of 1933 for the Contracts and any underlying mutual fund. The Broker-Dealer agrees to notify PEPCO promptly of any change, termination, or suspension of its status. Broker-Dealer shall immediately notify PEPCO with respect to i) the initiation and disposition of any form of disciplinary action by the NASD or any other agency or instrumentality having jurisdiction with respect to the subject matter hereof against Broker-Dealer or any of its employees or agents; ii) the issuance of any form of deficiency notice by the NASD or any such agency regarding Broker-Dealer's training, supervision or sales practices; and/or iii) the effectuation of any consensual order with respect thereto.

5. In connection with the solicitation of applications for the purchase of Contracts, Broker-Dealer agrees to indemnify and hold harmless PEPCO and the Insurer from any damage or expense as a result of (a) the negligence, misconduct or wrongful act of Broker-Dealer or any employee, representative or agent of the Broker-Dealer and/or (b) any actual or alleged violation of any securities or insurance laws, regulations or orders. Any indebtedness or obligation of the Broker-Dealer to PEPCO or the Insurer, whether arising hereunder or otherwise, and any liabilities incurred or monies paid by PEPCO or the Insurer to any person as a result of any misrepresentation, wrongful or unauthorized act or omission, negligence of, or failure of Broker-Dealer or its employees, producers, and registered representatives to comply with this Agreement, shall be set off against any compensation payable under this Agreement. Notwithstanding the foregoing, Broker-Dealer shall not indemnify and hold harmless PEPCO and the Insurer from any damage or expense on account of the negligence, misconduct or wrongful act of

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HO 3272 2-95
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   Broker-Dealer or any employee, representative or producer of Broker-Dealer if such negligence, misconduct or wrongful act arises out of or is based upon any untrue statement or alleged untrue statement of material fact, or the omission or alleged omission of a material fact in: (i) any registration statement, including any prospectus or any post-effective amendment thereto; or (ii) any material prepared and/or supplied by PEPCO or the Insurer for use in conjunction with the offer or sale of Contracts; or (iii) any state registration or other document filed in any state or jurisdiction in order to qualify any Contract under the securities laws of such state or jurisdiction. The terms of this provision shall not be impaired by termination of this Agreement.

   In connection with the solicitation of applications for the purchase of Contracts, PEPCO and the Insurer agree to indemnify and hold harmless Broker-Dealer from any damage or expense on account of the negligence, misconduct or wrongful act of PEPCO or the Insurer or any employee, representative or producer of PEPCO or the Insurer, including but not limited to, any damage or expense which arises out of or is based upon any untrue statement or alleged untrue statement of material fact, or the omission or alleged omission of a material fact in: (i) any registration statement, including any prospectus or any post-effective amendment thereto; or (ii) any material prepared and/or supplied by PEPCO or the Insurer for use in conjunction with the offer or sale of the Contracts; or (iii) any state registration or other document filed in any state or other jurisdiction in order to qualify any Contract under the securities laws of such state or jurisdiction. The terms of this provision shall not be impaired by termination of this Agreement.

6. The Broker-Dealer will itself be, or will select persons associated with it who are, trained and qualified to solicit applications for purchase of Contracts in conformance with applicable state and federal laws. Any such persons shall be registered representatives of the Broker-Dealer in accordance with the rules of the NASD, be licensed to offer the Contract in accordance with the insurance laws of any jurisdiction in which such person solicits applications, be licensed with and appointed by the Insurer to solicit applications for the Contracts and have entered into the appropriate Variable Contracts Insurance Commission Agreement with the Insurer, if applicable. Under the Variable Contracts Insurance Commission Agreement, the Insurer will make payments to insurance producers. Broker-Dealer will train and supervise its representatives to insure that purchase of a Contract is not recommended to an applicant in the absence of reasonable grounds to believe that the purchase of a Contract is suitable for that applicant. Broker-Dealer shall pay the fees to regulatory authorities in connection with obtaining necessary securities licenses and authorizations for registered representatives to solicit applications for the purchase of contracts. Broker-Dealer is not responsible for fees in connection with the appointment of registered representatives as insurance agents of the Insurer.

7. The activities of all producers referred to in Paragraph 6 will be under the direct supervision and control of the Broker-Dealer. The right of such producers to solicit applications for the purchase of Contracts is subject to their continued compliance with the rules and procedures which may be established by the Broker-Dealer, PEPCO or the Insurer, including those set forth in this Agreement.

8. The Broker-Dealer shall ensure that applications for the purchase of Contracts are solicited only in the states where the Contracts are qualified for sale, and only in accordance with the terms and conditions of the then current prospectus applicable to the Contracts and will make no representations not included in the prospectus, Statement of Additional Information, or in any authorized supplemental material supplied by PEPCO. With regard to the Contracts, the Broker-Dealer shall not use or permit its producers to use any sales promotion materials or any form of advertising other than that supplied or approved by PEPCO. Broker-Dealer shall ensure that the prospectus delivery requirements under the Securities Act of 1933 and all other applicable securities and insurance laws, rules and regulations are met and that delivery of any prospectus for the Contracts will be accompanied by delivery of the prospectus for the underlying mutual funds.

9. The Broker-Dealer understands and agrees that in performing the services covered by this Agreement, it is acting in the capacity of an independent contractor and not as an agent or employee of PEPCO, and that it is not authorized to act for, or make any representation on behalf of, PEPCO or the Insurer except as specified herein. Broker-Dealer understands and agrees that PEPCO shall execute telephone transfer orders only in accordance with the terms and conditions of the then current prospectus

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    applicable to the Contracts and agrees that, in consideration for the
    Broker-Dealer's right to exercise the telephone transfer privilege, neither PEPCO nor the Insurer will be liable for any loss, injury or damage incurred as a result of acting upon, nor will they be held responsible for the authenticity of, any telephone instructions containing unauthorized, incorrect or incomplete information. Broker-Dealer agrees to indemnify and hold harmless PEPCO and the Insurer against any loss, injury or damage resulting from any telephone exchange instruction containing unauthorized, incorrect or incomplete information received from Broker-Dealer or any of its registered representatives. (Telephone instructions are recorded on tape.)

10. This Agreement may not be assigned by the Broker-Dealer without the prior consent of PEPCO. Any party hereto may cancel this Agreement at any time upon written notice. This Agreement shall automatically terminate if the Broker-Dealer voluntarily or involuntarily ceases to be or is suspended from being, a member in good standing of the NASD. Provided further, PEPCO reserves the right to terminate this Agreement in the event that any employee or agent of Broker-Dealer is suspended, disciplined or found to be in violation of governing insurance or securities laws, rules or regulations. Furthermore, PEPCO reserves the right to revise the payments for services described in this Agreement as set forth in Paragraph 3 at any time upon the mailing of written notice to the Broker-Dealer. Failure of any party to terminate this Agreement for any of the causes set forth in this Agreement shall not constitute a waiver of the right to terminate this Agreement at a later time for any such causes.

11. This Agreement on the part of the Broker-Dealer runs to PEPCO and the Insurer and is for the benefit of and enforceable by each. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. This Agreement supersedes any agreement in effect prior to May 1, 1995. Your first contract/policy sale after receipt of this Agreement shall constitute your acceptance of its terms. If Agreement is not returned, "default" Commission Option 1 will be applied. If you do not wish to participate in solicitating applications for one of the available products, you must complete Section 12.

12. Applications for the following products will not be solicited by any representative, employee or agent of the Broker-Dealer:

        A.  [ ]       Phoenix Home Life Mutual Insurance Company

                      [ ] Variable Annuities
                      [ ] Variable Universal Life

        B.  [ ]       PHL Variable Insurance Company

                      [ ] Variable Annuities

Broker-Dealer Firm:

        Name of Firm: _________________________________________________

        By: ___________________________________________________________

        Print Name & Title: ___________________________________________

        Date: ____________________________    NASD Card Number ________

Phoenix Equity Planning Corporation

        By:  __________________________________________________________

        Title: ________________________________________________________

        Date:  ________________________________________________________

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[Phoenix Home Life logo]                                              Schedule B
 PHL Variable Insurance Company

The Big Edge Choice - Individual Deferred Variable Annuity Contract (Form D601) issued by the PHL Variable Accumulation Account of PHL Variable Insurance Company. PEPCO, as paying agent for PHL Variable Insurance Company, shall pay the Broker-Dealer a service payment from one of the three Commission Options available as described below. If more than one Commission Option is chosen, Broker-Dealer agrees that its representatives may select from the specified Commission Options at the time a Contract is purchased. Once an option has been selected, it cannot be changed in the future. Broker-Dealer may also allow specified representatives to utilize a Commission Option other than what is selected below on a contract by contract basis by completing the section on the Commission Election form titled, "Exception." If more than one Commission Option is selected below, the "default" Commission Option shall be Option 1.


Please check one or more of the following Commission Options.

         Please check      Option
         one or more:      Number:     Option Description:

         [box]                1        6.00% of premiums paid

         [box]                2        5% of premiums paid plus an annual trail
                                       commission of .30% of Contract Value
                                       beginning the 2nd year and increasing to .50% beginning the 8th year

         [box]                3        3% of premiums paid plus an annual trail
                                       commission of .50% of Contract Value
                                       beginning the 2nd year and increasing to 1.00% beginning the 8th year

Trail commissions will be paid on the contract value on a calendar quarter basis on deposits held under the Contract for a year or more.

HO 3272 B 2-95